First PacTrust Bancorp Announces Quarterly Senior Debt Interest Payment for the 2nd Quarter 2012

Irvine, Calif. (June 22, 2012) – First PacTrust Bancorp, Inc. (NASDAQ: BANC), the holding company for PacTrust Bank, today announced that its Board of Directors has declared a quarterly cash Interest Payment of $.47 per share on its outstanding Senior Notes (NASDAQ: BANC.L). The dividend will be payable on July 16, 2012 to shareholders of record as of July 1, 2012.   This cash distribution results in an annualized yield of 7.5 percent.

The company’s Senior Debt is traded on the NASDAQ Global Market under the “BANC.L” symbol.  This will be the first Interest Payment on the newly issued Senior Debt.

Headquartered in Irvine, CA, First PacTrust Bancorp, Inc. is the parent company of PacTrust Bank. For more information on First PacTrust, please refer to the company’s website at www.firstpactrustbancorp.com. PacTrust Bank currently operates through fourteen banking offices primarily serving San Diego, Riverside, Los Angeles, and now Orange County in California.  PacTrust Bank provides customers with the convenience of banking at more than 4,493 branch locations throughout the Unites States as part of the CU Services Network and 28,000 fee-free ATM locations through the CO-OP ATM Network.  For more information on PacTrust Bank branches and services, please see www.pactrustbank.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission.  You should not place undue reliance on forward-looking statement and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

Contact:

First PacTrust Bancorp, Inc.

Gregory A. Mitchell, President and CEO

Phone: (949) 236-5200